EXHIBIT 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

November 17, 2004

CV Therapeutics, Inc.

3172 Porter Drive

Palo Alto, California 94304

Re:	Registration Statement on Form S-3

$150,000,000 Aggregate Principal Amount of 2¾% Senior Subordinated Convertible Notes due 2012 and 8,482,125 shares of Common Stock, par value $0.001 per share

Ladies & Gentlemen:

In connection with the registration by CV Therapeutics, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on September 3, 2004, and as amended prior to its effectiveness (the “Registration Statement”) of the resale of $150,000,000 aggregate principal amount of the Company’s 2¾% Senior Subordinated Convertible Notes Due 2012 issued by the Company on May 18, 2004 and June 8, 2004 (the “Notes”) under an Indenture dated as of May 18, 2004 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”), and the resale of 8,482,125 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon conversion of the Notes in accordance with the terms of the Indenture, you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Indenture, the Notes and the Shares and the issuance and sale of the Notes and the Shares. For the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral and written statements and representations of officers of the Company. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and, with respect to the opinions set forth in paragraphs 1 and 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or any matters of municipal law or the laws of any local agencies within any state. Our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to resales of convertible debt securities, provided that no opinion or confirmation is expressed herein with respect to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, margin regulations, NASD rules, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws or other laws customarily excluded by practice.

Subject to the foregoing and the other matter set forth herein, it is our opinion that as of the date hereof:

1. The Indenture has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. The Notes have been duly authorized by all necessary corporate action of the Company, have been duly executed and delivered by the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action of the Company, and when and if issued upon conversion of the Notes and paid for in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Indenture and the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express and, with your consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Sections 547 and 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to preferences and fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that both as of the date on which the Indenture and the Notes (collectively, the “Operative Documents”) were entered into and as of the date hereof (i) each of the parties to the Operative Documents other than the Company (a) was and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) had and has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) had and has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents other than the Company, each Operative Document to which it is a party constituted and constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the trustee was and is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; (iv) the Notes were issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the purchasers thereof in accordance with the terms of the Purchase Agreement dated May 12, 2004 by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., First Albany Capital Inc., J.P. Morgan Securities Inc., Needham & Company, Inc., Piper Jaffray & Co. and SG Cowen & Co., LLC, as Initial Purchasers; (v) we express no opinion as to the effect of any waivers, if any, of any terms or provisions of the Indenture or the Notes on the opinions expressed herein with respect thereto; and (vi) we have assumed that the obligations of each of the parties to the Operative Documents continue in effect on the date hereof. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents or any of their affiliates.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    LATHAM & WATKINS LLP

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